DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

BlackBerry Limited (“BlackBerry”) has one class of securities, its common shares, registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). BlackBerry’s common shares are listed on the New York Stock Exchange and on the Toronto Stock Exchange under the symbol “BB.”

The following description of BlackBerry capital stock does not purport to be complete and is subject to, and qualified in its entirety by, BlackBerry’s Articles of Amalgamation (the “Articles”) and BlackBerry’s Amended and Restated By-law No. A3 and BlackBerry’s Amended and Restated By-law No. A4 (collectively, the “By-laws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

BlackBerry’s authorized share capital consists of an unlimited number of voting common shares, an unlimited number of non-voting, redeemable, retractable class A common shares, and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares, issuable in series. Only common shares are issued and outstanding, and as of February 29, 2020, 554,226,702 common shares were issued and outstanding.

Common Shares

Each common share is entitled to one vote at meetings of the shareholders and to receive dividends if, as and when declared by the Board of Directors (the “Board”). Dividends which the Board determines to declare and pay shall be declared and paid in equal amounts per share on the common shares and class A common shares at the time outstanding without preference or distinction. Subject to the rights of holders of shares of any class of share ranking prior to the common shares and class A common shares, holders of common shares and class A common shares are entitled to receive BlackBerry’s remaining assets ratably on a per share basis without preference or distinction in the event that it is liquidated, dissolved, or wound-up.